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                                   EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                           Three Quarters Ended
                                                        -----------    ----------
                                                         March 30,      March 31,
(Continuing operations in millions, except ratios)         2001           2000
                                                        -----------    ----------

EARNINGS:

Net Income                                                $ (7.7)        $  8.6
Plus: Income taxes                                          35.4            4.6
      Fixed charges                                         32.0           22.0
      Amortization of capitalized interest                     -              -
Less: Interest capitalized during the period                   -              -
      Undistributed earnings in equity investments           1.3            3.8
                                                          ------         ------
                                                          $ 61.0         $ 39.0
                                                          ======         ======

FIXED CHARGES:

Interest expense                                          $ 26.6         $ 16.6
Plus: Interest capitalized during the period                   -              -
      Portion of rents deemed representative of
       the interest factor                                   5.4            5.4
                                                          ------         ------
                                                          $ 32.0         $ 22.0
                                                          ======         ======

RATIO OF EARNINGS TO FIXED CHARGES                          1.91           1.77
                                                          ======         ======



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